Exhibit 99.1
Eagle Test Systems Announces Stockholder Approval of Merger Agreement
Buffalo Grove, Illinois — November 7, 2008 — Eagle Test Systems, Inc. (NASDAQ: EGLT), a provider of automated test equipment solutions for high-performance analog, mixed-signal and radio frequency (RF) semiconductors, announced today that, at a special meeting of its stockholders, the holders of a majority of the outstanding shares of common stock of Eagle Test adopted the previously announced merger agreement among Eagle Test, Teradyne, Inc. (“Teradyne”) and Turin Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Teradyne.
As previously disclosed, consummation of the merger is subject to customary closing conditions, including the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. This waiting period is still pending and is scheduled to expire at midnight on November 10, 2008.
About Eagle Test Systems, Inc.
Eagle Test designs, manufactures, sells and services high performance automated test equipment for the semiconductor industry. The company’s products are used to test analog, mixed-signal and radio frequency (RF) semiconductors that are used in products such as digital cameras, MP3 players, automotive electronics, cellular telephones, computers and peripherals. The company was founded in 1976 and has offices located throughout the world in Asia, North America and Europe, with corporate headquarters in Buffalo Grove, Illinois. For more information, please visit www.eagletest.com.
Safe Harbor
This press release may contain forward-looking statements within the meaning of the federal securities laws. When used, the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “result,” “should”, “will” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties, both known and unknown and often beyond our control, and are not guarantees of future performance insofar as actual events or results may vary materially from those anticipated. Factors that may cause such a variance include, among others, those discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Company Contact:
Stephen J. Hawrysz
Chief Financial Officer
Eagle Test Systems, Inc.
847-327-1033